Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SurgePays, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(h)	(1)	(2)	$33,832,916.80	0.0001476	$4,993.74
	Fees previously Paid					0		0
Carry Forward Securities
	Carry Forward Securities	—	—	—	—
		Total Offering Amounts				33,832,916.80		$4,993.74
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fees Due						$4,993.74

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock attributable to these registered shares which become issuable under the SurgePays, Inc. 2022 Omnibus Securities and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices reported on the NASDAQ on January 29, 2024.